Exhibit 10.4

DIADEXUS, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Brian Ward (“Executive”) and diaDexus, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

R E C I T A L S

A.         It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) recognizes that such consideration as well as the possibility of an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Compensation Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B.         The Compensation Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.

C.         The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D.         Certain capitalized terms used in this Agreement are defined in Section 7 below.

The parties hereto agree as follows:

1.         Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.         At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3.         Termination without Cause Outside of a Change in Control Period. If, on or after the first anniversary of Executive’s commencement of employment with the Company, the Executive’s employment with the Company is terminated by the Company other than for Cause and such termination occurs outside of a Change in Control Period, then, subject to Executive executing a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) and such Release of Claims becoming effective and irrevocable within sixty (60) days following such termination of employment, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law (“Accrued Obligations”), the Company shall provide Executive with the following:

(a)         Severance. Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s base salary at the rate in effect immediately prior to Executive’s termination of employment payable in substantially equal installments in accordance with the Company’s standard payroll policies, less applicable withholdings, with such payments to commence on the payroll date that immediately follows the date the Release of Claims is effective and irrevocable.

(b)         Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premium for Executive and Executive’ s covered dependents through the earlier of (i) the twelve (12) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

4.         Certain Terminations During a Change in Control Period. If, on or after the first anniversary of Executive’s commencement of employment with the Company, the Executive’s employment with the Company is terminated by the Company for other than Cause or by Executive for Good Reason and such termination occurs during a Change in Control Period, then, subject to Executive executing a Release of Claims and such Release of Claims becoming effective and irrevocable within sixty (60) days following such termination of employment, in addition to the Accrued Obligations, the Company shall provide Executive with the following:

(a)         Severance. Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s base salary at the rate in effect immediately prior to Executive’s termination of employment payable in substantially equal installments in accordance with the Company’s standard payroll policies, less applicable withholdings, with such payments to commence on the payroll date that immediately follows the date the Release of Claims is effective and irrevocable.

(b)         Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the COBRA premium for Executive and Executive’ s covered dependents through the earlier of (i) the twelve (12) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

(c)         Equity Awards. Effective immediately prior to such termination, the Executive’s options to purchase shares of the common stock of the Company shall become vested and exercisable and/or the restrictions applicable to unvested or restricted shares of the common stock of the Company held by Executive shall lapse, in each case, with respect to that number of shares which would have become vested had Executive remained in continuous service with the Company for an additional twelve months following the date of Executive’s termination of emplyment.

5.         Other Termination. If Executive’s employment with the Company is terminated by the Company for Cause or by Executive for any or no reason other than Good Reason within a Change in Control Period or if Executive fails to execute a Release of Claims or such Release of Claims fails to become effective and irrevocable within sixty (60) days following Executive’s termination of employment, then Executive shall not be entitled to any benefits hereunder other than to receive Executive’s Accrued Obligations and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

6.         Limitation on Payments.

(a)         Parachute Payments. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and Executive will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

(b)         Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 6(a). If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

7.         Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)         Cause. “Cause” means (i) Executive’s willful failure to substantially perform Executive’s duties for the Company (other than any such failure resulting from Executive’s total and permanent disability); (ii) Executive’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities for the Company; (v) Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) Executive’s material breach of any agreement with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after the Company has provided Executive written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by Executive). Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

(b)         Change in Control. “Change in Control” means (i) the acquisition of the Company by another entity, or entities acting as a group, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in such entity or entities holding more than fifty percent (50%) of the outstanding voting power of the Company (other than a bona fide equity financing transaction or transfers between affiliated funds) or (ii) a sale or other disposition by the Company of all or substantially all of the assets of the Company.

(c)         Change in Control Period. “Change in Control Period” means that period of time commencing on the consummation of a Change in Control and ending on the first anniversary of such Change in Control.

(d)         Good Reason. “Good Reason” means Executive’s resignation from employment with the Company after the occurrence, without Executive’s written consent, of any of the following on or after a Change in Control: one or more of the following conditions occurs on or following a Change in Control without Executive’s written consent: (i) a material diminution in Executive’s authority, duties, or responsibilities as in effect as of immediately prior to a Change in Control; (ii) a material reduction in Executive’s Annual Base Salary as in effect as of immediately prior to a Change in Control (other than a reduction that affects all senior executives of the Company to a similar degree); or (iii) a material change in the geographic location of the principal offices at which Executive must perform Executive’s services as of immediately prior to a Change in Control (which shall in no event include a relocation of Executive’s principal office of less than sixty (60) miles from South San Francisco, CA). Notwithstanding the foregoing, in no event shall Executive have Good Reason to terminate Executive’s employment unless Executive provides to the Company written notice of the condition giving rise to Good Reason within sixty (60) days after the initial occurrence of such condition, such condition continues beyond thirty (30) days after the Company receives such notice (the “Cure Period”) and Executive’s resignation for Good Reason is effective within thirty (30) days after the end of the Cure Period.

8.         Successors.

(a)         Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.

(b)         Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.         Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

10.         Restrictive Covenants.

(a)         Proprietary Information Agreement. Executive shall remain bound by Executive’s obligations under the Company’s standard Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”).

(b)         Proprietary Information. Without limiting the Proprietary Information Agreement, except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties to the Company, Executive shall at all times before and after Executive’s termination of employment maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other person or entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person or entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other person or entity, any Proprietary Information after the date Executive terminates employment will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(c)         Nonsolicitation. Without limiting the Proprietary Information Agreement, Executive hereby agrees that Executive shall not while employed or otherwise providing services to the Company and with respect to subsection (ii) below, within the one year period immediately following the termination of Executive’s employment or other service to the Company, directly or indirectly, either for Executive or on behalf of any other person or entity, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the date Executive terminates employment with the Company or who thereafter becomes employed by the Company.

(d)         Return of Materials. Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in Executive’s possession, custody or control.

(e)         Execption to Restrictive Covenants. Notwithstanding anything in this Section 10 to the contrary, Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(f)         Nondisparagement. Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or affiliates, either orally or in writing, at any time, provided, that Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law.

(g)         Subsequent Employment. Prior to accepting other employment or any other service relationship prior to the first anniversary of Executive’s termination of employment, Executive shall provide a copy of this Section 10 to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or other person or entity with which Executive discusses potential employment or any other service relationship.

(h)         Enforceability. In the event the terms of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 10 shall toll the running of any time periods set forth in this Section 10 for the duration of any such breach or violation.

(i)         Affiliates. As used in this Section 6, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.

11.         Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Mateo County, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within fourteen (14) days after the filing party has given notice of such breach to the other party. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 10 hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 10 of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

12.         Miscellaneous Provisions.

(a)         Section 409A.

(i)         Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”) and, except as provided under Section 12(a)(ii) of this Agreement, any such amount shall be paid, or in the case of installments commencement payment, on the sixtieth (60th) day following Executive’s Separation from Service.

(ii)         Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive until the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)         Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)         Installments. For purposes of Section 409A of the Code, Executive’s right to receive installment payments pursuant to Sections 3 and 4 shall be treated as a right to receive a series of separate and distinct payments.

(b)         Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)         Whole Agreement. This Agreement and the Proprietary Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same including, without limitation, any severance provisions of any offer letter agreement or employment agreement between Executive and the Company.

(d)         Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e)         Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

DIADEXUS, INC.

By:	/s/ Lori Rafield
Lori Rafield

Title:	Chairman of the BOD

Date:	9/22/11

EXECUTIVE

/s/ Brian E. Ward
Brian Ward

Date:09/21/2011

Signature Page to Change in Control and Severance Agreement